Exhibit 99.1

SECTION 13(r) DISCLOSURE
As of the date Extended Stay America, Inc. and ESH Hospitality, Inc. filed their combined quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2016 with the Securities and Exchange Commission (the “SEC”), neither The Blackstone Group L.P. (“Blackstone”), nor Hilton Worldwide Holdings Inc. nor Travelport Worldwide Limited had filed its Form 10-Q for the fiscal quarter ended March 31, 2016. The disclosure with respect to the fiscal year ended December 31, 2015 reproduced below was included in Hilton Worldwide Holdings Inc.’s annual report on Form 10-K filed with the SEC in accordance with Section 13(r) of the Securities Exchange Act of 1934, as amended. Each of Hilton Worldwide Holdings Inc. and Travelport Worldwide Limited may be considered an affiliate of Blackstone, and therefore an affiliate of Extended Stay America, Inc. and ESH Hospitality, Inc. We did not independently verify or participate in the preparation of this disclosure.

Hilton Worldwide Holdings Inc. included the following disclosure in its Form 10-K for the fiscal year ended December 31, 2015:

The following activities are disclosed as required by Section 13(r)(1)(D)(iii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
During the fiscal year ended December 31, 2015, an Iranian governmental delegation stayed at the Transcorp Hilton Abuja for one night. The stays were booked and paid for by the government of Nigeria. The hotel received revenues of approximately $5,320 from these dealings. Net profit to Hilton Worldwide Holdings Inc. (“Hilton”) from these dealings was approximately $495. Hilton believes that the hotel stays were exempt from the Iranian Transactions and Sanctions Regulations, 31 C.F.R. Part 560, pursuant to the International Emergency Economic Powers Act (“IEEPA”) and under 31 C.F.R. Section 560.210(d). The Transcorp Hilton Abuja intends to continue engaging in future similar transactions to the extent they remain permissible under applicable laws and regulations.